UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 14, 2013
(Date of earliest event reported)

Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588
(Address of principal executive offices) (Zip Code)

(925) 251-2200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2013, Callidus Software Inc. (the “Company”) announced that its Chief Financial Officer, Ronald J. Fior, and its General Counsel, V. Holly Albert, will be departing the Company.  Mr. Fior is expected to remain as Chief Financial Officer until the Company files its Form 10-Q for the first quarter of 2013, after which he will remain with the Company through the end of July 2013 to help ensure a smooth transition. Ms. Albert is expected to depart by the end of April 2013 following an interim transition period. They will be eligible to receive separation benefits consistent with those described in the Company’s most recent proxy statement.

The Company also announced that the Board of Directors is commencing a search for Mr. Fior’s successor. The Company expects Scott Baumgartner, the Company’s Vice President of Finance, to assume the role of interim Chief Financial Officer for the period following the filing of the Company’s 10-Q until the appointment of a permanent Chief Financial Officer. Mr. Baumgartner, age 47, has served as Vice President, Finance and Accounting since January 2008. Prior to being promoted to this position, Mr. Baumgartner served as Corporate Controller since joining the Company in April 1999. Prior to joining the Company, Mr. Baumgartner served in various financial management roles, most recently as the Assistant Controller for Micro Focus, Inc., an enterprise software company, from May 1994 to April 1999. Mr. Baumgartner holds a Bachelor of Science degree in Business Administration from University of the Pacific.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE, INC.

Date: March 14, 2013	By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: Chief Financial Officer, Senior Vice President, Finance and Operations